Exhibit 10.3
PINTEREST, INC.

2019 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK UNIT GRANT NOTICE

    Pinterest, Inc., a Delaware corporation (the “Company”), pursuant to the Pinterest, Inc. 2019 Omnibus Incentive Plan and any applicable sub-plan for a particular country, as applicable (together, the “Plan”), has granted to the participant set forth below (the “Participant”), as of the date set forth below (the “Date of Grant”), a restricted stock unit award covering the number of units set forth below, each of which represents one (1) share of the Company’s Common Stock (the “RSUs”). The RSUs are subject to all of the terms and conditions set forth in this Restricted Stock Unit Grant Notice (the “Grant Notice”) and the Restricted Stock Unit Agreement (the “RSU Agreement”) and the Plan, both of which are attached hereto and incorporated herein in their entirety. Capitalized terms not explicitly defined in this Grant Notice but defined in the Plan or the RSU Agreement will have the same definitions as in the Plan or the RSU Agreement. In the event of any conflict between the terms of the Grant Notice and the Plan, the terms of the Plan will control.

Participant:
Date of Grant:
Total Number of RSUs:
Vesting Commencement Date:
Award ID:
French Sub-Plan Applicable	[YES] [NO]

Vesting Schedule:
So long as Participant’s Continuous Service Status does not terminate (and provided that no vesting shall occur following the date of such termination), the RSUs shall vest in accordance with the vesting schedule attached to the end of this Grant Notice; provided, however, that:
(1)In the case of termination of Participant’s Continuous Service Status by the Company solely due to Permanent Disability (as defined below), and subject to Participant or Participant’s guardian or conservator signing a release agreement in a form acceptable to the Company, any Restricted Stock Units (RSUs) held by Participant as of immediately prior to the date Participant’s Continuous Service Status terminated that would have otherwise vested, subject to Participant’s Continuous Service Status, over the course of 12 months following the date Participant’s Continuous Service Status is terminated, will vest as of the date the release agreement becomes effective and irrevocable.

"Permanent Disability” means the Participant is permanently disabled such that they are permanently unable to work in any capacity in any job by reason of a medically determinable physical or mental impairment which is not expected to result in death within a 12 month period following the termination of Participant’s Continuous Service Status.
The Talent Development and Compensation Committee of the Company’s Board of Directors (the “Committee”) shall have full and final authority, which shall be exercised in its sole and absolute discretion and binding on Participant, to determine (i) conclusively whether a Participant has incurred a Permanent Disability pursuant to the above definition, including the medical evidence required to establish such Permanent Disability (e.g., a form to be completed by the Participant’s physician confirming the Participant has a Permanent Disability ), (ii) the date of the occurrence of such Permanent Disability and (iii) any incidental matters relating the foregoing; provided that any exercise of authority in conjunction with a determination of whether the Participant is disabled within the meaning of Internal Revenue Code 26 USC Section 409A(a)(2)(C) shall be consistent with such Code section. To assist in its determination, the Committee shall have the right to require the Participant be examined by one or more individuals, who are qualified to give professional medical advice, selected by or satisfactory to the Committee.

(2)In the event of the termination of Participant’s Continuous Service Status by the Company solely due to death or Severe Disability (as defined below), and subject to the estate of the Participant, the guardian or conservator of the Participant or the Participant signing a release agreement in a form acceptable to the Company, all outstanding RSUs will vest in full as of the date the release agreement becomes effective and irrevocable.
“Severe Disability” means the Participant is severely and permanently disabled and is unable to work in any capacity in any job by reason of a medically determinable physical or mental impairment which is expected to result in death within a 12 month period following the termination of Participant’s Continuous Service Status.

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The Committee shall have full and final authority, which shall be exercised in its sole and absolute discretion and binding on Participant, to determine (i) conclusively whether a Participant has incurred a Severe Disability pursuant to the above definition, including the medical evidence required to establish such Severe Disability (e.g., a form to be completed by the Participant’s physician confirming the Participant has a Severe Disability), (ii) the date of the occurrence of such Severe Disability and (iii) any incidental matters relating the foregoing; provided that any exercise of authority in conjunction with a determination of whether the Participant is disabled within the meaning of Internal Revenue Code 26 USC Section 409A(a)(2)(C) shall be consistent with such Code section. To assist in its determination, the Committee shall have the right to require the Participant be examined by one or more individuals, who are qualified to give professional medical advice, selected by or satisfactory to the Committee.

Each tranche of RSUs that vests, or is scheduled to vest, pursuant to this Grant Notice is hereby designated as a “separate payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2).

Issuance Schedule:
Upon vesting, RSUs shall be settled in Shares on a date determined by the Company, in its sole and absolute discretion, that is on or before the date that is four (4) months following the applicable vesting date or, if earlier, the later of (A) March 15th of the year following the year in which the vesting date occurs, and (B) the fifteenth (15th) day of the third month of the Company’s tax year following the year in which the vesting date occurs.
Further, notwithstanding anything stated herein, in the RSU Agreement, the Plan or any other agreement applicable to the RSUs, the Company shall have the discretion to settle the RSUs prior to the time set forth herein to the extent permitted by Treasury Regulation Section 1.409A-3(j)(4).

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Mandatory Sale to Cover Tax Withholding Obligations/Company Withholding:
As a condition to acceptance of this award of RSUs, to the greatest extent permitted under the Plan and Applicable Laws, any Tax Withholding Obligations will be satisfied through the sale of a number of the Shares issuable upon settlement determined in accordance with Section 3 of the RSU Agreement and the remittance of the cash proceeds of such sale to the Company. Under the RSU Agreement, the Company is authorized and directed by Participant to make payment from the cash proceeds of the sale directly to the appropriate taxing authorities in an amount equal to the Tax Withholding Obligations. It is the Company’s intent that the mandatory sale to cover Tax Withholding Obligations imposed by the Company on Participant in connection with the receipt of this Award comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act and be interpreted to comply with the requirements of Rule 10b5-1(c). Notwithstanding the foregoing, in its sole discretion, pursuant to the RSU Agreement, the Company may instead withhold a number of the Shares issuable upon settlement determined in accordance with Section 3 of the RSU Agreement and make payments from its own funds to the appropriate taxing authorities in an amount equal to the Tax Withholding Obligations, or may enter into any other arrangement with the Participant to satisfy Participant’s Tax Withholding Obligations in accordance with Section 3 of the RSU Agreement.

By clicking “Accept” or otherwise accepting this grant, Participant hereby agrees to all of the following:
●This award of RSUs is granted under and governed by the terms and conditions of this Grant Notice, the Plan, the RSU Agreement (which includes the Country-Specific Addendum, if applicable), and any ancillary documents, all of which are attached to and made a part of this Grant Notice.
●Participant acknowledges and agrees that Participant has reviewed the Plan and the RSU Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to accepting the RSUs, and fully understands all provisions of the Plan, this Grant Notice and the RSU Agreement.
●Participant agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and RSU Agreement.
By clicking “Disagree”, you decline to accept this RSU grant and your RSU grant will be immediately cancelled in its entirety.

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PINTEREST, INC.
2019 OMNIBUS INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT
Pursuant to your Restricted Stock Unit Grant Notice (the “Grant Notice”) and this Restricted Stock Unit Agreement (the “Agreement”), Pinterest, Inc., a Delaware corporation (the “Company”), has granted you (the “Participant”), as of the Date of Grant set forth in the Grant Notice, a restricted stock unit award covering the number of units set forth in your Grant Notice, each of which represents one (1) share of the Company’s Common Stock (the “RSUs”) pursuant to the Company’s 2019 Omnibus Incentive Plan and any applicable sub-plan for a particular country (together, the “Plan”). Capitalized terms not explicitly defined in this Agreement or in the Grant Notice but defined in the Plan or in the Grant Notice shall have the meaning ascribed to them in the Plan or in the Grant Notice. In the event of any conflict between the terms of this Agreement and the Plan, the terms of the Plan will control.
1.No Stockholder Rights. Unless and until such time as Shares are issued pursuant to the Agreement in settlement of vested RSUs, Participant shall have no ownership of the Shares allocated to the RSUs, including, without limitation, no right to dividends (or dividend equivalents) or to vote such Shares.
2.Termination.
(a)Except as otherwise provided in the Plan or paragraphs (b) or (c) of this Section 2, if Participant’s Continuous Service Status terminates at any time for any reason, all RSUs for which vesting is no longer possible under the terms of the Grant Notice and this Agreement shall be forfeited to the Company on the date of such termination of Continuous Service Status, and all rights of Participant to such RSUs shall immediately terminate at such time. Subject to Applicable Law, in the event Participant’s Continuous Service Status is terminated by the Participant’s Employer (the “Employer”) for Cause, then Participant’s vested but unsettled RSUs will also be forfeited upon the date of such termination, and Participant will have no further rights or interests with respect to such vested RSUs. Further, unless otherwise approved by the Company, Participant’s right to vest in the RSUs will terminate as of such date and will not be extended by any contractual notice period or any period of “garden leave” or similar notice period mandated under employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any.
(b)Permanent Disability. In the case of termination of Participant’s Continuous Service Status by the Company solely due to Permanent Disability (as defined below), and subject to Participant or Participant’s guardian or conservator signing a release agreement in a form acceptable to the Company, any RSUs held by the Participant as of immediately prior to the date Participant’s Continuous Service Status terminated that would have otherwise vested, subject to Participant’s Continuous Service Status, over the course of 12 months following the date Participant’s Continuous Service Status is terminated, will vest as of the date the release agreement becomes effective and irrevocable.

“Permanent Disability” means the Participant is permanently disabled such that they are permanently unable to work in any capacity in any job by reason of a medically determinable physical or mental impairment which is not expected to result in death within a 12 month period following the termination of Participant’s Continuous Service Status.
The Committee shall have full and final authority, which shall be exercised in its sole and absolute discretion and binding on Participant, to determine (i) conclusively whether a Participant has incurred a Permanent Disability pursuant to the above definition, including the medical evidence required to establish such Permanent Disability (e.g., a form to be completed by the Participant’s physician confirming the Participant has a Permanent Disability), (ii) the date of the occurrence of such Permanent Disability and (iii) any incidental matters relating the foregoing; provided that any exercise of authority in conjunction with a determination of whether the Participant is disabled within the meaning of Internal Revenue Code 26 USC Section 409A(a)(2)(C) shall be consistent with such Code section. To assist in its determination, the Committee shall have the right to require the Participant be examined by one or more individuals, who are qualified to give professional medical advice, selected by or satisfactory to the Committee.
(c)Death or Severe Disability. In the event of the termination of Participant’s Continuous Service Status by the Company solely due to death or Severe Disability (as defined below), and subject to the estate of the Participant, the guardian or conservator of the Participant or the Participant signing a release agreement in a form acceptable to the Company, all outstanding RSUs will vest as of the date the release agreement becomes effective and irrevocable.
“Severe Disability” means the Participant is severely and permanently disabled and is unable to work in any capacity in any job by reason of a medically determinable physical or mental impairment which is expected to result in death within a 12 month period following the termination of Participant’s Continuous Service Status.
The Committee shall have full and final authority, which shall be exercised in its sole and absolute discretion and binding on Participant, to determine (i) conclusively whether a Participant has incurred a Severe Disability pursuant to the above definition, including the medical evidence required to establish such Severe Disability (e.g., a form to be completed by the Participant’s physician confirming the Participant has a Severe Disability), (ii) the date of the occurrence of such Severe Disability and (iii) any incidental matters relating the foregoing; provided that any exercise of authority in conjunction with a determination of whether the Participant is disabled within the meaning of Internal Revenue Code 26 USC Section 409A(a)(2)(C) shall be consistent with such Code section. To assist in its determination, the Committee shall have the right to require the Participant be examined by one or more individuals, who are qualified to give professional medical advice, selected by or satisfactory to the Committee.
3.Responsibility for Taxes. As a condition to the grant, vesting, and settlement of the RSUs, Participant acknowledges that, regardless of any action taken by the Company or, if different, the Employer, the ultimate liability for all income tax, social security contributions (including employer’s social security contributions to the extent such amounts may be lawfully recovered from the Participant), social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items (or any equivalent or similar taxes, contributions or other relevant tax-related items in any relevant jurisdiction) or required deductions, withholdings or payments legally applicable to him or her and related to the receipt, vesting or settlement of the RSUs, the issuance or subsequent sale of the Shares allocated to the RSUs, or the participation in the Plan (“Tax-Related Items”) is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. Participant further acknowledges and agrees that Participant is solely responsible for filing all relevant documentation that may be required in relation to the RSUs or any Tax-Related Items (other than filings or documentation that is the specific obligation of the Company, its Parent, Subsidiaries or Affiliates (the “Company Group”) pursuant to Applicable Laws), such as, but not limited to, personal income tax returns or reporting statements in relation to the receipt, vesting or settlement of the RSUs, the issuance of the Shares allocated to the RSUs, the holding of Shares or any bank or brokerage account, the subsequent sale of Shares, and the receipt of any dividends.
Participant further acknowledges that the Company and/or the Employer: (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including, but not limited to, the receipt, vesting or settlement of the RSUs, the issuance or subsequent sale of the Shares allocated to the RSUs and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Participant also understands that Applicable Laws may require varying RSU or Share valuation methods for purposes of calculating Tax-Related Items, and the Company assumes no responsibility or liability in relation to any such valuation or for any calculation or reporting of income or Tax-Related Items that may be required of Participant under Applicable Laws.
Further, if Participant is subject to Tax-Related Items in more than one jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Pursuant to this Agreement and subject to Applicable Laws, Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy Participant’s Tax Withholding Obligations by (i) withholding from Participant’s wages or other compensation paid to Participant by the Company or the Employer, (ii) withholding from proceeds of the sale of Shares acquired pursuant to the RSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization) without further consent, (iii) withholding Shares that would otherwise be issued upon settlement of the RSUs or (iv) such other method as determined by the Company.
Depending on the method of satisfying the Tax Withholding Obligations, the Company may pay, withhold or account for such Tax Withholding Obligations by considering applicable minimum statutory withholding amounts or other applicable tax or withholding rates, including maximum applicable rates, in which case Participant will receive a refund of any over-withheld or over-paid amount in cash and will have no entitlement to the Share equivalent.

Participant agrees to pay to the Company or the Employer any amount of Tax Withholding Obligations that the Company or the Employer may be required to pay, withhold or account for as a result of Participant’s receipt, vesting or settlement of the RSUs, the issuance of the Shares allocated to the RSUs or the participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares if Participant fails to comply with his or her obligations in connection with the Tax Withholding Obligations.
Participant understands that Participant may suffer adverse tax consequences as a result of Participant’s receipt, the vesting and/or settlement of the RSUs, the issuance of Shares allocated to the RSUs and/or the disposition of such Shares. Participant represents that Participant has consulted any tax consultants Participant deems advisable in connection with the receipt of the RSUs, the vesting and/or settlement of the RSUs, the issuance of Shares allocated to the RSUs and/or the disposition of such Shares and that Participant is not relying on the Company (or the Employer) for any tax advice.
4.Nature of Grant. In accepting the RSUs, Participant acknowledges, understands and agrees that:
(a)the Plan is established voluntarily by the Company, is discretionary in nature, and may be amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)the grant of the RSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of restricted stock units, or benefits in lieu of restricted stock units, even if restricted stock units have been granted in the past;
(c)all decisions with respect to future restricted stock units or other grants, if any, will be at the sole discretion of the Company;
(d)Participant is voluntarily participating in the Plan;
(e)the RSUs and the Shares allocated to the RSUs are not intended to replace any pension rights or compensation and are outside the scope of Participant’s employment contract, if any;
(f)the RSUs and the Shares allocated to the RSUs , and the income and value of same, are not part of normal or expected compensation for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of- service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
(g)unless otherwise provided in the Plan or by the Company in its discretion, the RSUs and the benefits evidenced by this Agreement do not create any entitlement to have the RSUs or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and

(h)no entity in the Company Group shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar or the selection by the Company or any member of the Company Group in its sole discretion of an applicable foreign exchange rate that may affect the value of the RSUs (or the calculation of income or Tax-Related Items thereunder) or of any amounts due to Participant pursuant to the settlement of the RSUs or the subsequent sale of the Shares allocated to the RSUs.
5.Section 409A of the U.S. Internal Revenue Code. All payments made and benefits provided under this Agreement are intended to be exempt from the requirements of Section 409A of the Code to the maximum extent permitted pursuant to Treasury Regulation Section 1.409A-1(b)(4) so that none of the payments or benefits will be subject to the adverse tax penalties imposed under Section 409A, and any ambiguities herein will be interpreted to be so exempt. In no event will the Company reimburse Participant for any taxes or other penalties that may be imposed on Participant as a result of Section 409A and, by accepting the RSUs, Participant hereby indemnifies the Company for any liability that arises as a result of Section 409A.
6.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s receipt, vesting or settlement of the RSUs or the Shares allocated thereto or the sale of such Shares. Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan and the RSUs before accepting the RSUs or otherwise taking any action related to the RSUs or the Plan.
7.Data Privacy. Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Agreement and any other Award materials by and among the entities in the Company Group for the purpose of implementing, administering and managing Participant’s participation in the Plan.
Participant understands that the Company Group may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Awards, or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Data”), for the purpose of implementing, administering and managing the Plan. Participant understands that Data will be transferred to such stock plan service provider as may be selected by the Company, presently or in the future, which may be assisting the Company with the implementation, administration and management of the Plan.
Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than Participant’s country. Participant authorizes the Company, the stock plan service provider as may be selected by the Company, and any other possible recipients which may assist the Company, presently or in the future, with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Participant’s participation in the Plan. Further, Participant understands that he or she is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke his or her consent, or instructs the Company to cease the processing of the Data, his or her Continuous Service Status will not be adversely affected; the only adverse consequence of refusing or withdrawing Participant’s consent or instructing the Company to cease processing, is that the Company would not be able to grant Participant RSUs, Awards or any other equity awards or administer or maintain such awards. Therefore, Participant understands that refusing or withdrawing his or her consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her local human resources representative.
8.Miscellaneous.
(a)Governing Law and Venue. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law. For purposes of any action, lawsuit or other proceedings brought to enforce this Agreement, relating to it, or arising from it, the parties hereby submit and consent to the sole and exclusive jurisdiction of the courts of the city and county of San Francisco, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.
(b)Addendum and Sub-Plans. Notwithstanding any provisions in this Agreement, the RSUs shall be subject to any special terms and conditions set forth in any Addendum to this Agreement for Participant’s country. Moreover, if Participant relocates to one of the countries included in the Addendum, the special terms and conditions for such country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Addendum constitutes part of this Agreement. Further, the Plan shall be deemed to include any special terms and conditions set forth in any applicable sub-plan for Participant’s country, and, if Participant relocates to a country for which the Company has established a sub-plan, the special terms and conditions for such country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons; provided, however, that the French Sub-Plan shall only apply if the Grant Notice explicitly provides for such application.
(c)Entire Agreement; Enforcement of Rights; Amendment. This Agreement, together with the Plan and the Grant Notice, sets forth the entire agreement and understanding of the parties relating to the subject matter herein and merges all prior or contemporaneous discussions between them. Except as contemplated by the Plan, no modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the parties to this Agreement to the extent it would materially and adversely affect the rights of Participant. The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party. Notwithstanding anything to the contrary in the Plan or this Agreement, the Company reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Code Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A of the Code in connection with the RSUs.
(d)Severability. If one or more provisions of this Agreement, the Grant Notice or the Plan are held to be unenforceable under Applicable Laws, the parties agree to renegotiate such provision in good faith. In the event that the parties do not reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, the Grant Notice and the Plan, (ii) the balance of the Agreement, the Grant Notice and the Plan shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement, the Grant Notice and the Plan shall be enforceable in accordance with its terms.
(e)Language. If Participant has received this Agreement, the Grant Notice, the Plan or any other document related to the RSUs and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
(f)Imposition of Other Requirements. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the RSUs and on any Shares allocated to the RSUs, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. Participant also acknowledges that the Applicable Laws of the country in which Participant is residing or working at the time of grant, vesting and settlement of the RSUs or the sale of Shares received pursuant to the RSUs (including any rules or regulations governing securities, foreign exchange, tax, labor, or other matters) may subject Participant to additional procedural or regulatory requirements that Participant is and will be solely responsible for and must fulfill. Such requirements may be outlined in but are not limited to the Addendum. Notwithstanding any provision herein, the RSUs and Participant’s participation in the Plan shall be subject to any applicable special terms and conditions or disclosures as set forth in the Addendum.
(g)Notices. Any notice, demand or request required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficient when delivered personally or by overnight courier or sent by email or fax, or forty-eight (48) hours after being deposited in the U.S. mail or a comparable foreign mail service, as certified or registered mail with postage or shipping charges prepaid, addressed to the party to be notified at such party’s address as set forth on the signature page, as subsequently modified by written notice, or if no address is specified on the signature page, at the most recent address, email or fax number set forth in the Company’s books and records.
(h)Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Facsimile, email or other electronic execution and delivery of this Agreement (including but not limited to execution by electronic signature or click-through electronic acceptance) shall constitute valid and binding execution and delivery for all purposes and shall be deemed to be, and have the effect of, an original signature.
(i)Successors and Assigns. The rights and benefits of this Agreement shall inure to the benefit of, and be enforceable by the Company’s successors and assigns. The rights and obligations of Participant under this Agreement may only be assigned with the prior written consent of the Company.
(j)Electronic Delivery. The Company may, in its sole discretion, decide to deliver to Participant by email or any other electronic means any documents, elections or notices related to this Agreement, the RSUs, the Shares allocated to the RSUs, Participant’s current or future participation in the Plan, securities of the Company or any member of the Company Group or any other matter, including documents, elections and/or notices required to be delivered to Participant by applicable securities law or any other Applicable Laws or the Company’s Amended Certificate of Incorporation or Bylaws. By accepting this Agreement, whether electronically or otherwise, Participant hereby consents to receive such documents and notices by such electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company, including but not limited to the use of electronic signatures or click-through electronic acceptance of terms and conditions.

Country-Specific Addendum
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